Exhibit 5.1

July 7, 2016

KCG Holdings, Inc.,

545 Washington Boulevard,

Jersey City, New Jersey 07310.

Ladies and Gentlemen:

We are acting as counsel to KCG Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers the following securities:

•	20,209,027 shares of Class A common stock, par value $0.01 per share, of the Company (the “Outstanding Common Stock”);

•	2,698,228 Class A warrants of the company, 2,698,228 Class B warrants of the company and 2,698,227 Class C warrants of the Company (collectively, the “Warrants”) issued pursuant to the Warrant Agreement (the “Warrant Agreement”), dated as of July 1, 2013, between the Company and Computershare Shareowner Services LLC (the “Warrant Agent”); and

•	8,094,683 shares of Class A common stock, par value $0.01 per share, of the Company issuable upon the exercise of the Warrants (the “Issuable Common Stock”).

The Outstanding Common Stock, Warrants and the Issuable Common Stock are referred to collectively as the “Securities.”

In connection with the filing of the Registration Statement, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

KCG Holdings, Inc.	-2-

Upon the basis of such examination, it is our opinion that:

(1) The Outstanding Common Stock has been validly issued and is fully paid and nonassessable.

(2) Assuming that the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent, the Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) Assuming that the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent, when issued in accordance with the terms of the Warrants and the Warrant Agreement, the Issuable Common Stock will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP